UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2008

TEMPUR-PEDIC INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1713 Jaggie Fox Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On July 8, 2008, the Compensation Committee of Tempur-Pedic International Inc. (the “Company”) recommended, and the Board of Directors of the Company approved, the compensation structure for H. Thomas Bryant as non-employee director of the Company.  As previously announced, Mr. Bryant will retire as President and Chief Executive Officer of the Company effective as of August 4, 2008, but will continue to serve on the Company’s Board of Directors through his current term, which expires at the next annual meeting of stockholders in 2009.  As a non-employee director, Mr. Bryant’s compensation will be comprised of cash payments and option awards at the level currently paid to other non-executive directors pro-rated for the approximate nine months remaining in his current term as director.  As a result, on July 8, 2008, the Board of Directors granted Mr. Bryant an option for 9,000 shares of the Company’s common stock at an exercise price of $8.33 per share, vesting in three equal installments on October 31, 2008, January 31, 2009 and April 30, 2009, subject to Mr. Bryant’s continued service on the Board of Directors.  Mr. Bryant will also be entitled to receive cash compensation totaling $30,000, to be paid in three equal installments on October 31, 2008, January 31, 2009 and April 30, 2009, subject to Mr. Bryant’s continued service on the Board of Directors.

    On July 8, 2008, the Compensation Committee of the Company amended the Stock Option Agreement by and between Mr. Bryant and the Company dated as of June 26, 2006 (the “Option Agreement”). The Option Agreement originally stated that the exercise period for the option would expire on the effective date of Mr. Bryant's retirement as an employee of the Company. The amendment approved by the Compensation Committee now allows for a ninety-day exercise period for the option.  All other terms of the Option Agreement remain the same.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempur-Pedic International Inc.

Date: July 10, 2008	By:	/s/ Dale E. Williams
	Name:	Dale E. Williams
	Title:	Executive Vice President, Chief Financial Officer and Secretary